EXHIBIT 99.2


                                 MEDAMICUS, INC.
                          RISK RELATED TO OUR BUSINESS
                                DECEMBER 12, 2002

The following are important factors that could cause actual results to differ materially from those anticipated in any forward-looking statements made by or on behalf of the Company.


WE HAVE ONE MAJOR CUSTOMER.

Medtronic accounted for approximately 66%, 76% and 81% of our total sales from continuing operations in the nine months ended September 30, 2002, fiscal year 2001 and fiscal year 2000, respectively. We anticipate that our expected near-term future growth in sales will be tied in part to Medtronic's sales of its existing products, as well as new products incorporating our products as components. Because we anticipate that sales of our components and kits to Medtronic for use in its Left Ventricle Lead Delivery Systems ("LVLDS") will decrease, we are attempting to expand our customer base and our product offerings. We cannot ensure that we will be successful in making sales to new customers, increasing sales to existing customers other than Medtronic or developing and marketing new products. To the extent that we do not expand our customer base and product offerings, sales to Medtronic will continue to account for a major portion of our revenues, making us vulnerable to the risks described below.

On October 11, 2002, we entered into a supply agreement with Medtronic that requires Medtronic to purchase exclusively from us all of its requirements for certain delivery systems and introducer kits manufactured by us for a period of five years. The supply agreement also sets forth the terms under which Medtronic will purchase slitters and begin including our Axia RSN(TM) retractable guidewire introducer safety needle as part of Medtronic's introducer kits.

There are no minimum purchase obligations under the supply agreement for our current products or any future products we may develop. If sales of Medtronic's products that incorporate our products as components decreased or if Medtronic did not develop new products incorporating our products as components, future sales of our products to Medtronic and our results of operations would be adversely affected. Further, any action by Medtronic to discontinue any of its products that incorporate our products, to redesign or change the technical requirements for its products so that our products would not meet those requirements, or to otherwise limit or discontinue its purchases from us would have a material adverse impact on sales of our products and, consequently, our financial results.

In addition, under the supply agreement, if we fail to supply certain products, Medtronic may manufacture and sell these products or have these products manufactured by another party. Our failure to supply these products would result in a loss of sales to Medtronic and would have a material adverse impact on our revenues. Moreover, the supply agreement establishes the pricing Medtronic receives with respect to each product and provides that if we extend more favorable pricing to any other customer, that same pricing will also be extended to Medtronic. Further, a reduction in our pricing with Medtronic would likely result in a decline in our overall revenue.


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The loss of Medtronic as a customer or a decrease in sales to Medtronic at the current time would have a material adverse affect on our business.


WE DEPEND UPON THE SAFETY NEEDLE LICENSING AGREEMENT AND SUCCESSFUL INTRODUCTION OF THE SAFETY NEEDLE.

A significant element of our growth strategy is focused on successfully manufacturing and marketing the Safety Needle licensed from Med-Design Corporation. We currently have the exclusive right to make, use and sell Med-Design Corporation's center-line retractable Safety Needle in the venous market, in the arterial access market and other related fields. Under the terms of the License Agreement, we must sell designated quantities of product each year to retain exclusive rights to the technology and must pay as much as 20 percent of our revenues to Med-Design as royalties. There is no assurance that we can manufacture the Safety Needle at a cost, or sell the Safety Needle at a price, that will result in an acceptable rate of return for us. In order to sell enough Safety Needles to retain our license, we must develop customers in the arterial market, a market in which we currently have no customers and no marketing experience. There is no assurance that we can successfully penetrate the arterial market. In 2002, we acquired a $1.5 million automated assembly system to manufacture Safety Needles. The Company is in the process of qualifying the equipment with the equipment manufacturer and expects the equipment to be come operational in early 2003. If we fail to penetrate and achieve significant sales of Safety Needles, or if we lost our ability to market and sell the Safety Needle, our future prospects would be materially adversely affected.


OUR FUTURE GROWTH WILL BE DEPENDANT UPON OUR ABILITY TO ENTER THE ARTERIAL ACCESS MARKET.

A significant portion of our current revenues is dependent upon sales to the venous markets. In addition to the Safety Needle, we intend to introduce new products for the arterial access market in 2003, including a hemo-statis valve and a safety dilator. These products will be designed to be used in procedures such as angiography, angioplasty and implantation of stents. Because we currently do not participate in the arterial access market, we will need to develop relationships with major participants in this market, which in many cases are different from our existing customers. There can be no assurance that we will be able to develop these relationships and successfully sell into this market


WE MAY NEED ADDITIONAL CAPITAL.

We received payments totaling $4.7 million in 2001 and 2002 from the sale of the Gynecology Division. We used $1.6 million of these funds to pay off our bank line of credit and closed the line of credit. We had $5.9 million in cash and cash equivalents as of September 30, 2002. We also have established a new
$3.0 million line of credit with the bank that expires on August 1, 2003. While we believe that we have sufficient cash to fund our planned operations, there is no assurance that we will not need additional capital in the future to fund our operations. If we are successful in acquiring one or more additional business, we anticipate that we will use some of our cash for the acquisition. Sources of additional capital may include additional debt financing or the sale of debt or equity securities. There can be no assurance that we will be able to successfully obtain additional capital on favorable terms.


WE HAVE ONLY ATTAINED PROFITABILITY RECENTLY.

We became public in 1991 and incurred losses in each of the years since that date until the year


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ended December 31, 2000. For the year ended December 31, 2000, we reported net income of $161,918 and for the year ended December 30, 2001, we reported net income of $6,619,763, consisting of $3,541,141 from continuing operations, which includes a one-time income tax benefit of $923,000 resulting from the elimination of the valuation allowance on deferred tax assets, $182,012 from discontinued operations and $2,896,610 from the sale of the Gynecology Division. In the nine months ended September 30, 2002, we had net income of $1,985,745. While the remaining percutaneous delivery product business has been profitable over the past several years, there is no assurance that we will be able to maintain profitable operations in the future.


THE GOVERNMENT HEAVILY REGULATES OUR BUSINESS.

The medical products that we sell and propose to sell are subject to regulation by the FDA and by comparable agencies in certain states and foreign countries. The process of complying with requirements of the FDA and other agencies can be costly and time consuming. We have received clearance from the FDA to market our vessel introducer products as well as the safety needle. There is no assurance that any future additional clearance can be obtained. In addition, once obtained, these clearances are subject to review, and later discovery of previous unknown problems may result in restrictions on the marketing of a product or withdrawal of the product from the market. We are also subject to certain FDA regulations governing manufacturing practices, packaging and labeling.


WE DEPEND ON PATENTS AND PROPRIETARY TECHNOLOGY.

Our success may depend on our ability to obtain patent protection for our products and processes, to preserve our trade secrets and to operate without infringing on the proprietary rights of third parties. The United States Patent and Trademark Office first issued patents covering certain aspects of our vessel introducer in March 1991. In addition, we have applied for patent protection on additional aspects of the vessel introducer. There can be no assurance that any future patent protection will be granted, that the scope of any patent protection will exclude competitors or that any of our patents will be held valid if subsequently challenged. The validity and breadth of claims covered in medical technology patents involve complex legal and factual questions and therefore may be highly uncertain. We also rely upon unpatented trade secrets, and no assurance can be given that others will not independently develop or otherwise acquire substantially equivalent trade secrets or otherwise gain access to our proprietary technology.


WE DEPEND ON OUR KEY PERSONNEL.

Failure to attract and retain skilled personnel could hinder our research and development and manufacturing efforts. Our future success depends to a significant degree upon the continued services of key technical and senior management personnel. Our future success also depends on our continuing ability to attract, retain and motivate highly qualified managerial and technical personnel. The inability to retain or attract qualified personnel could have a significant negative effect upon our efforts and thereby materially harm our business and financial condition.


WE FACE INTENSE COMPETITION AND RAPID TECHNOLOGICAL CHANGE.

We are faced with intense competition and rapid technological and industry change and, if our competitors' existing products or new products are more effective or superior to our products, the commercial opportunity for our products will be reduced or eliminated. We face intense


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competition from other device manufacturers. Many of our competitors are significantly larger than we are and have greater financial, technical, research, marketing, sales, distribution and other resources than we have. We believe there will be intense price competition for products developed in our markets. Our competitors may develop or market technologies and products that are more effective or commercially attractive than any we are developing or marketing. Our competitors may succeed in obtaining regulatory approval, and introducing or commercializing products before we do. Such developments could have a significant negative effect on our financial condition. Even if we are able to compete successfully, we may not be able to do so in a profitable manner. The medical device industry is generally characterized by rapid technological change, changing customer needs, and frequent new product introductions. Our products may be rendered obsolete as a result of future innovations.


WE RISK PRODUCT LIABILITY CLAIMS AND PRODUCT RECALL.

The manufacture and sale of medical products entails significant risk of product liability claims or product recalls. Our existing insurance coverage limits may not be adequate to protect us from any liabilities we might incur in connection with the clinical trials or sales of our products. We may require increased product liability coverage as our products are commercialized. Insurance is expensive and may not be available on acceptable terms, or at all. A successful product liability claim or series of claims brought against us in excess of our insurance coverage, or a recall of our products, could have a significant negative effect on our business and financial condition. Even unsuccessful claims could result in the expenditure of funds and management time and could have a negative impact on our business.


WE HAVE LIMITED SOURCES OF SUPPLY FOR OUR PRODUCTS.

We currently purchase, and will in the future purchase, components and raw materials from outside vendors. Although we have identified alternative suppliers for key components and raw materials, at the present time we generally use one source of supply for each component and raw material. Each supplier of raw material for the vessel introducers we sell to Medtronic is subject to the approval of Medtronic, and future customers may have a right of approval as well. At present, Medtronic has approved all of the applicable suppliers. Should a key supplier be unwilling or unable to supply any such component or raw material in a timely manner, or should approval of a proposed supplier be delayed, withheld or withdrawn, we could experience delays in obtaining alternative suppliers, which may adversely affect our business.


WE HAVE A LIMITED PUBLIC MARKET FOR OUR COMMON STOCK.

As of December 2, 2002, we had 4,726,493 shares of common stock outstanding, of which approximately 95% was available for public trading. The average daily trading volume approximated 47,000 shares per day in 2001 and 27,500 shares per day in the first eleven months of 2002. There can be no assurance that an active market will exist for our shares, or that our shares could be sold without a significant negative impact on the publicly quoted price per share.


OUR FUTURE OPERATING RESULTS MAY FLUCTUATE.

If our revenue declines in a quarter from the revenue in the previous quarter our earnings will likely decrease because many of our expenses are relatively fixed. In particular, research and development, marketing and general and administrative expenses are not affected directly by variations in revenue. In some future quarter or quarters, due to a decrease or shortfall in


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revenue or for some other reason, our operating results likely will be below the expectations of securities analysts or investors. In this event, the market price of our common stock may fall abruptly and significantly.